UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PFSweb, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	75-2837058 (I.R.S. Employer Identification Number)

500 North Central Expressway Plano, Texas (Address of principal executive offices)	75074 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	N/A
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑
Securities to be registered pursuant to Section 12(g) of the Act:
RIGHTS TO PURCHASE SERIES A PREFERRED STOCK
(Title of class)

     PFSweb, Inc. (the “Company”), hereby amends and supplements the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 14, 2000 (the “Form 8-A”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Form 8-A.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:
     On May 30, 2008, the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent (the “Rights Agent”), entered into Amendment No. 1 to Rights Agreement, dated as of May 30, 2008 (the “Amendment”). The Amendment amends the Rights Agreement, dated as of June 8, 2000, between the Company and the Rights Agent (the “Rights Agreement”).
     The Amendment modifies the definition of “Acquiring Person” in the Rights Agreement to exempt a person from being an “Acquiring Person” so long as (i) such person is the beneficial owner of less than 20% of the common stock of the Company then outstanding and (ii) such person reports, or is required to report, such beneficial ownership on Schedule 13G under the Exchange Act or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such common stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which is filed herewith as Exhibit 2 and is incorporated herein by reference.
ITEM 2. Exhibits.
Exhibit No.                    Exhibit

     1. Rights Agreement, dated as of June 8, 2000, between the Company and ChaseMellon Shareholder Services, LLC, which includes the Certificate of Designation in respect of the Series A Preferred Stock as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Series A Preferred Stock as Exhibit C. Pursuant to the Rights Agreement, Right Certificates will not be mailed until after the Separation Date (as defined therein).(Incorporated by reference to Exhibit 1 to Registration Statement on Form 8-A filed by the Company on June 14, 2000).
     2. Amendment No. 1 to Rights Agreement, dated as of May 30, 2008 between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent. (Incorporated by reference to Exhibit 4.1 to Form 8-K filed by the Company on May 30, 2008).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PFSWEB, INC.
By:	/s/ Thomas J. Madden
Thomas J. Madden
Executive Vice President and Chief Financial Officer

Date: May 30, 2008